Exhibit 99.1

Kemper Corporation 200 East Randolph Street Suite 3300 Chicago, IL 60601 kemper.com
Press Release
Kemper Announces $500 Million Share Repurchase Authorization
and Quarterly Dividend

CHICAGO, August 5, 2025 — Kemper Corporation (NYSE: KMPR) announced today that its Board of Directors has approved a new share repurchase authorization, under which the Company can repurchase up to $500 million of its common stock. Repurchases may be made from time to time at the Company’s discretion, subject to market conditions and other factors.

In addition, Kemper also announced that its Board of Directors has declared a quarterly dividend of $0.32 per share. The dividend is payable on September 2, 2025, to Kemper’s shareholders of record as of August 18, 2025.

“We remain committed to a disciplined capital strategy that balances both near- and long-term value creation,” said Joseph P. Lacher, Jr., President and CEO. “The new share repurchase authorization and our continuing dividend demonstrate the strength of Kemper’s financial position and our confidence in the underlying performance of the business.”

About Kemper

The Kemper family of companies is one of the nation's leading specialized insurers. With approximately $13 billion in assets, Kemper is improving the world of insurance by providing affordable and easy-to-use personalized solutions to individuals, families and businesses through its Kemper Auto and Kemper Life brands. Kemper serves over 4.7 million policies, is represented by approximately 24,000 agents and brokers, and has approximately 7,500 associates dedicated to meeting the ever-changing needs of its customers. Learn more about Kemper.

Contacts
Investors: Michael Marinaccio, 312.661.4930, investors@kemper.com
Media:      Barbara Ciesemier, 312.661.4521, bciesemier@kemper.com